Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ovintiv Inc. (successor issuer to Encana Corporation) of our name and reports auditing a portion of Ovintiv Inc.’s petroleum and natural gas reserves as of December 31, 2019 (the “Reports”), and the information derived from our Reports, included in Ovintiv Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 6, 2020